UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 15, 2006

Internap Network Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 15, 2006, the Board of Directors (the “Board”) of Internap Network Services Corporation (the “Company”), took the following actions:

Upon the recommendation of the Board’s Compensation Committee, the Board approved the award of cash bonuses in recognition of performance in 2005 to certain executive officers listed on Exhibit 10.1 to this report (the "Applicable Executive Officers"). The bonus for each Applicable Executive Officer is listed on Exhibit 10.1 to this report, which is incorporated herein by reference.

The Board of Directors of the Company also adopted two amendments to the Internap Network Services Corporation 2005 Stock Incentive Plan (the “Plan”) and restated the Plan. The first amendment permits the committee of the Board administering the Plan to value the common stock of the Company using valuation methods that would comply with the requirements of Section 409A and Section 422 of the Internal Revenue Code, as applicable, based on guidance from the Internal Revenue Service. The second amendment changes how future stock awards under the Plan will be treated in the event of business combinations, sales of all or substantially all of the Company’s assets, and other fundamental corporate transactions involving the Company. As amended, the Plan provides that in the event of a fundamental corporate transaction involving the Company, outstanding stock awards granted after the date of the Plan amendment are to be assumed or substituted for by any acquiring or successor entity or otherwise will become fully vested. The amendment to the Plan was adopted in light of prevailing market practices for technology companies.

Item 9.01    Financial Statements and Exhibits

(c)    Exhibits

10.1	2005 Bonuses for Certain Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION (Registrant) By: /s/ David Buckel Name: David Buckel Title: Vice President and Chief Financial Officer

Date: March 21, 2006

Exhibit Index

10.1	2005 Bonuses for Certain Executive Officers.